Exhibit 99.1

Investors Title Company - Annual Letter to Shareholders

February 16, 2016

To Our Fellow Shareholders:

In 2015, Investors Title Company continued its long history of superior performance in the industry, and we begin 2016 confident and optimistic about the Company’s future.

Since our founding in 1972, our stock has delivered a compounded average annual growth rate of 13.2%. The Company’s stock price has risen from $17 per share at the end of 1999 to $100 in 2015 – and during that same time period, the Company has returned 37.3% of net income to shareholders through cash dividends and stock repurchases. We are pleased to report to you that we extended our long-term record in the past year.

Buoyed by a strengthening housing market and favorable interest rates, our ongoing efforts to expand our presence in key markets led to another year with record revenues. In 2015, our net income increased 29.9% versus the prior year, with overall expenses remaining unchanged. A favorable mix of business led to lower agent commissions, while our continued emphasis on strong risk management practices resulted in a reduction in claims expense. Our balance sheet remains strong, surpassing $200 million of assets for the first time, with continued growth in shareholders’ equity and no debt.

Investors Title owes its strong performance to the competitive advantages that we have cultivated since our inception. We compete through our commitment to long-term partnerships with our customers, and we have earned a reputation for being relationship-driven, results-oriented, and for delivering on our promises. During 2015, we led numerous training and support programs to help our agents navigate new federally-mandated closing disclosure requirements. Customers and agents know that they can rely on our personal touch and attentive service as they work through the sometimes complex real estate transaction process.

With a focus on proactively serving each customer, we have the local market knowledge and flexibility to develop solutions tailored to each market we serve. This perspective enables us to build mutually beneficial relationships that emphasize overall profitability instead of top-of-the-market commission rates. In short, our clients count on us to deliver customized solutions and a superior level of support that in turn enables them to better serve their customers and operate more efficiently.

The Company’s strong financial position supports our ability to deliver the sophisticated and innovative product offerings that continue to help us maintain and grow revenues and profits, including customized services and integrated software solutions. Last year, we reached important milestone objectives in our multi-year technology program, delivering new software to agents in several of our key markets. When complete, we believe this new functionality will make our agents more efficient, while improving our competitive position.

Furthermore, our financial resources have allowed us the flexibility to establish underwriting risk policy and reinsurance practices designed to optimize the balance between profitable revenue generation and protecting policyholders and shareholders during the financial cycles that impact our industry. Our agents, as well as our lender and owner policyholders, appreciate the Company’s strong financial position, which in part led to Investors Title becoming the first title insurer to receive an initial financial strength rating of “A” from A.M. Best.

As we look to 2016 and beyond, the management of Investors Title intends to continue its disciplined approach to maintaining our competitive advantages while using our superior capital position to prudently grow the business and its returns. Our strategy for capital allocation has three elements: first, we intend to continue to provide capital to fund organic growth and to support existing businesses; second, as appropriate, we intend to provide capital for synergistic acquisitions that are compatible with our relationship-focused business and that meet our criteria for generating attractive profits and returns for shareholders; and third, we intend to deliver a portion of our remaining cash to shareholders, consistent with the Company’s history of cash dividends and stock repurchases.

Investors Title has been the number one title insurer in North Carolina since 1984, and we are continuing to strengthen our positions in other attractive regional markets. Throughout the Company’s history, we have maintained an unwavering focus on profitable growth and superior financial stability. We have built the Company on relationships with like-minded people who share our enthusiasm for entrepreneurial pursuits as well as our commitment to conservative operating and investment principles. With our legacy of close relationships with customers and agents, and with our deep financial resources, we believe that Investors Title is in a position to extend our record of service to the real estate industry – and our record of delivering strong returns to our fellow shareholders.

J. Allen Fine Chairman, Chief Executive Officer	James A. Fine, Jr. President, Chief Financial Officer, Treasurer	W. Morris Fine Executive Vice President, Secretary

Investors Title Company
121 N Columbia St, Chapel Hill, NC 27514
919.968.2200 | F 919.968.2227
invtitle.com | nititle.com | invtrust.com

Cautionary Information about Forward-Looking Statements

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, statements about new software making our agents more efficient; management’s intent to continue its disciplined approach toward maintaining our competitive advantages while using our superior capital position to prudently grow the business and its returns; and our strategy for capital allocation. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; the possible loss of agency relationships or significant reductions in agent-originated business; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, and in subsequent filings.